Filed pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,500,000,000

3.700% SENIOR NOTES, DUE SEPTEMBER 2015

FINAL TERM SHEET

Dated August 17, 2010

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	3.700% Senior Notes, due September 2015
Aggregate Principal Amount Initially Being Issued:	$1,500,000,000
Issue Price:	99.876%
Trade Date:	August 17, 2010
Settlement Date:	August 20, 2010 (DTC)
Maturity Date:	September 1, 2015
Ranking:	Senior
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	30/360
Interest Rate:	3.700%
Interest Payment Dates:	March 1 and September 1 of each year, beginning March 1, 2011, subject to unadjusted following business day convention.
Interest Periods:	Semi-annual
Treasury Benchmark:	5 year U.S. Treasury, due July 31, 2015
Treasury Yield:	1.427%
Treasury Benchmark Price:	101-17 1/4
Spread to Treasury Benchmark:	+230bps
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Banc of America Securities LLC
Senior Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Deutsche Bank Securities, Inc.
Fifth Third Securities, Inc.
Lloyds TSB Bank plc
PNC Capital Markets LLC
Junior Co-Managers:	CastleOak Securities, L.P.
The Williams Capital Group, L.P.
CUSIP:	06051G ED7
ISIN:	US06051GED79

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request copies by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.